EXHIBIT 5.1

JONATHAN D. LEINWAND, P.A.	18851 NE 29th Ave. Suite 1011 Aventura, FL 33180 Tel: (954) 903-7856 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

August 29, 2019

PotNetwork Holdings Inc.

3531 Griffin Road

Fort Lauderdale, FL 33312

Re:	PotNetwork Holdings Inc.
Registration Statement on Form S-1 File No. 333-________________

Ladies and Gentlemen:

We have acted as counsel for PotNetwork Holdings Inc., a Colorado corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 223,000,000 shares of common stock (the “Registered Shares”) offered for resale by certain selling stockholders (the “Selling Stockholders”) named in the above-referenced registration statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on or about the date hereof.

We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, resolutions, instruments, certificates, records, and documents.

Subject to and in reliance upon the foregoing, we are of the opinion that the Registered Shares, when issued will be validly authorized and validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Colorado; and (b) the federal laws of the United States.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter, or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

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This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours, JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.

JONATHAN D. LEINWAND, P.A.

18851 NE 29th Ave. • Suite 1011 • Aventura, FL 33180 • Tel: (954) 903-7856 • Fax: (954) 252-4265

www.jdlpa.com

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